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                                                                    EXHIBIT 99.1


          ANTIGENICS ANNOUNCES THE TERMINATION OF CONVERTIBLE OFFERING

         NEW YORK, July 26 /PRNewswire/ -- Antigenics Inc. (Nasdaq: AGEN) announced today that it has notified its lead underwriter that the Company no longer plans to offer its previously announced convertible preferred stock offering. The decision was made because the offering would have been more dilutive to shareholders and more costly than originally contemplated. The Company maintains a strong balance sheet and does not have any immediate plans to seek additional financing.

         Antigenics develops treatments for cancers, serious infections, and autoimmune and degenerative disorders that are designed to be safer and less toxic than today's alternatives. The Company's core expertise is in immunology, cancer and personalized medicine. Antigenics' most advanced drugs in development include Oncophage(R), a personalized cancer vaccine in Phase III development; ATRAGEN(R), a liposomal formulation of all-trans-retinoic acid (ATRA) that is widely used in leukemia; and QS-21, a superior antibody adjuvant partnered with leading pharmaceutical companies in many advanced stage clinical programs. For more information about Antigenics visit http://www.antigenics.com.